PRICING SUPPLEMENT dated December 27, 2024

(To the Product Supplement No. WF2 dated December 20, 2023, the Underlying Supplement No. 1A dated May 16, 2024 and the Prospectus Supplement and the Prospectus, each dated December 20, 2023)

Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
Royal Bank of Canada Senior Global Medium-Term Notes, Series J
$1,265,000 Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Index Basket due October 4, 2027

■  Linked to the performance of an equally weighted basket (the “Basket”) consisting of the Dow Jones Industrial Average® (25.00%), the EURO STOXX 50® Index (25.00%), the TOPIX® Index (25.00%) and the FTSE® 100 Index (25.00%) (each referred to as a “basket component”)

■  Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the face amount of the notes, depending on the performance of the Basket from the starting level to the ending level. The maturity payment amount will reflect the following terms:

■  If the value of the Basket increases, you will receive the face amount plus a positive return equal to 100% of the percentage increase in the value of the Basket from the starting level to the ending level, subject to a maximum return at maturity of 23% of the face amount. As a result of the maximum return, the maximum maturity payment amount will be $1,230 per note.

■  If the value of the Basket remains flat or decreases, you will receive the face amount, but you will not receive any positive return on your investment.

■  Repayment of principal at maturity regardless of Basket performance (subject to issuer credit risk)

■  All payments on the notes are subject to credit risk, and you will have no ability to pursue the issuer of any securities included in any basket component for payment; if Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment.

■   No periodic interest payments or dividends

■   No exchange listing; designed to be held to maturity

The initial estimated value of the notes determined by us as of the pricing date, which we refer to as the initial estimated value, is $951.88 per note and is less than the public offering price. The market value of the notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PS-8 herein and “Risk Factors” beginning on page P-5 of the accompanying product supplement.

The notes are the unsecured obligations of Royal Bank of Canada, and, accordingly, all payments on the notes are subject to the credit risk Royal Bank of Canada. If Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Royal Bank of Canada
Per Note	$1,000.00	$30.75	$969.25
Total	$1,265,000	$38,898.75	$1,226,101.25
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the notes and is acting as principal. See “Terms of the Notes—Agent” and “Estimated Value of the Notes” in this pricing supplement for further information.
(2)	In addition to the forgoing, in respect of certain notes sold in this offering, our affiliate, RBC Capital Markets, LLC (“RBCCM”), may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Terms of the Notes
Issuer:	Royal Bank of Canada
An equally weighted basket (the “Basket”) consisting of the Dow Jones Industrial Average® (the “INDU Index”), the EURO STOXX 50® Index (the “SX5E Index”), the TOPIX® Index (the “TPX Index”) and the FTSE® 100 Index (the “UKX Index”) (each, a “basket component”). Each basket component is an index for purposes of the accompanying product supplement.

Basket:	Basket Component	Bloomberg Ticker Symbol	Initial Component Value(a)	Basket Weighting
	INDU Index	INDU<Index>	42,992.21	25%
	SX5E Index	SX5E<Index>	4,898.88	25%
	TPX Index	TPX<Index>	2,801.68	25%
	UKX Index	UKX<Index>	8,149.78	25%

(a) With respect to each basket component, the closing value of that basket component on the pricing date
Pricing Date:	December 27, 2024
Issue Date:	January 2, 2025
Calculation Day*:	September 29, 2027
Stated Maturity Date*:	October 4, 2027
Face Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a face amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•    if the ending level is greater than the starting level: $1,000 plus the lesser of:

(i)       $1,000 × basket return × upside participation rate; and

(ii)       the maximum return; or

•    if the ending level is less than or equal to the starting level: $1,000

All payments on the notes are subject to our credit risk.

Maximum Return:	The “maximum return” is 23% of the face amount per note ($230 per note). As a result of the maximum return, the maximum maturity payment amount will be $1,230 per note.
Upside Participation Rate:	100%
Basket Return:	The “basket return” is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level
Starting Level:	Set equal to 100 on the pricing date
Ending Level:

The “ending level” will be calculated based on the weighted returns of the basket components and will be calculated as follows:

100 × [1 + (the sum of, for each basket component, its component return times its basket weighting)]

Component Return:	The “component return” of a basket component will be equal to: final component value – initial component value initial component value
Final Component Value:	With respect to each basket component, the closing value of that basket component on the calculation day
Closing Value:	With respect to each basket component, “closing value” has the meaning assigned to “closing level” set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Definitions” in the accompanying product supplement.
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes, see the discussions in “United States Federal Income Tax Considerations” below and in the section entitled “United States Federal Tax Considerations” in the product supplement. For a discussion of the material Canadian federal income tax consequences relating to the notes, please see the section of the product supplement, “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”). The agent will receive the agent discount set forth on the cover page of this pricing supplement. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $20.00 per note. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.

In addition to the forgoing, in respect of certain notes sold in this offering, our affiliate, RBCCM, may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers. We or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.

WFS and/or RBCCM, and/or one or more of their respective affiliates, expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the notes. If WFS or any other dealer participating in the distribution of the notes or any of their affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	78017GZM6

*	The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Additional Information about the Issuer and the Notes

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the notes are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. WF2 dated December 20, 2023. This pricing supplement, together with these documents, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. WF2 dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000114036123058584/ef20016917_424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Estimated Value of the Notes

The initial estimated value of the notes is based on the value of our obligation to make the payments on the notes, together with the mid-market value of the derivative embedded in the terms of the notes. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility, and the expected term of the notes.

The notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent discount and the hedging-related costs relating to the notes reduce the economic terms of the notes to you and result in the initial estimated value for the notes being less than their original issue price. Unlike the initial estimated value, any value of the notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with the agent, RBCCM and/or one of their respective affiliates. The terms of these hedging arrangements may take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the notes. The economic terms of the notes and the initial estimated value depend in part on the terms of these hedging arrangements. Our cost of hedging will include the projected profit that we or our counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty(ies)’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

See “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Notes And Any Secondary Market—The Initial Estimated Value Of The Notes Is Less Than The Original Offering Price” below.

Any price that the agent or RBCCM makes available from time to time after the original issue date at which it would be willing to purchase the notes will generally reflect the agent’s or RBCCM’s estimate of their value, as applicable, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions. That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness. However, for a period of three months after the original issue date, the price at which the agent or RBCCM may purchase the notes is expected to be higher than the price that would be determined based on the agent’s or RBCCM’s valuation, respectively, at that time less the bid-ask spread and hedging unwind costs referenced above. This is because, at the beginning of this period, that price will not include certain costs that were included in the original offering price, particularly a portion of the agent discount and commission (not including the selling concession) and the expected profits that we or our hedging counterparty(ies) expect to receive from our hedging transactions. As the period continues, these costs are expected to be gradually included in the price that the agent or RBCCM would be willing to pay, and the difference between that price and the price that would be determined based on the agent’s or RBCCM’s valuation of the notes, as applicable, less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period. After this period, if the agent or RBCCM continues to make a market in the notes, the prices that it would pay for them are expected to reflect the agent’s or RBCCM’s estimated value, respectively, less the bid-ask spread and hedging unwind costs referenced above. In addition, the value of the notes shown on your account statement will generally reflect the price that the agent or RBCCM, as applicable, would be willing to pay to purchase the notes at that time.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

■	seek 100% exposure to the upside performance of the Basket if the ending level is greater than the starting level, subject to the maximum return;

■	are willing to accept the risk that, if the ending level is less than or equal to the starting level, they will receive only the face amount of their notes at maturity;

■	are willing to forgo interest payments on the notes and dividends on the securities included in the basket components; and

■	are willing to hold the notes until maturity.

The notes may not be an appropriate investment for investors who:

■	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

■	seek an investment with uncapped exposure to any positive performance of the Basket;

■	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■	are unwilling to accept the risk that, if the ending level is less than or equal to the starting level, they will receive only the face amount of their notes at maturity;

■	seek current income over the term of the notes;

■	are unwilling to accept the risk of exposure to the basket components;

■	seek exposure to the basket components but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;

■	are unwilling to accept the credit risk of Royal Bank of Canada to obtain exposure to the basket components generally, or to the exposure to the basket components that the notes provide specifically; or

■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the basket components, see the sections titled “The Dow Jones Industrial Average®,” “The EURO STOXX 50® Index,” “The TOPIX® Index” and “The FTSE® 100 Index” below.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Selected Risk Considerations

An investment in the notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating To The Terms And Structure Of The Notes

You May Not Receive Any Positive Return On Your Investment In The Notes.

We will not repay you a fixed amount on the notes on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending level relative to the starting level and the other terms of the notes. Because the value of the Basket will be subject to market fluctuations, the ending level may be less than or equal to the starting level, in which case you will receive only the face amount of your notes at stated maturity. Even if the ending level is greater than the starting level, the maturity payment amount may only be slightly greater than the face amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Royal Bank of Canada or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket.

The opportunity to participate in the possible increases in the value of the Basket through an investment in the notes will be limited because any positive return on the notes will not exceed the maximum return, regardless of any increase in the value of the Basket, which may be significant. Therefore, your return on the notes may be lower than the return on a direct investment in the Basket.

The Notes Do Not Pay Interest, And Your Return On The Notes May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the notes, which could be zero, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

Changes In The Value Of One Basket Component May Be Offset By Changes In The Values Of The Other Basket Components.

A change in the value of one basket component may not correlate with changes in the values of the other basket components. The value of one basket component may increase, while the values of the other basket components may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or decreases in the values of the other basket components.

Payments On The Notes Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Notes.

The notes are our senior unsecured debt securities, and your receipt of any amounts due on the notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the notes.

You May Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. investor in a note, under the treatment of a note as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the note. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

There May Not Be An Active Trading Market For The Notes And Sales In The Secondary Market May Result In Significant Losses.

There may be little or no secondary market for the notes. The notes will not be listed on any securities exchange. Either (a) the agent and/or its affiliates or (b) RBCCM and our other affiliates may make a market for the notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which the agent, RBCCM or any of their respective affiliates, as applicable, is willing to buy the notes. At this time, we do not expect both the agent (and/or its affiliates) and RBCCM (and our other affiliates) to attempt to make a market for the notes at the same time. The agent’s and RBCCM’s valuations of the notes may differ, and consequently the price at which you may be able to sell the notes, if at all, may differ (and may be lower) depending on whether the agent or RBCCM is purchasing notes at that time. Even if a secondary market for the notes develops, it may not provide enough liquidity to allow you to easily trade or sell the notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

The Initial Estimated Value Of The Notes Is Less Than The Original Offering Price.

The initial estimated value of the notes is less than the original offering price of the notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the notes in any secondary market (if any exists) at any time. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the basket components, the internal funding rate we pay to issue notes of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the original offering price of the agent discount, our or our hedge counterparty(ies)’ estimated profit and the estimated costs related to our hedging of the notes. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent discount, our or our hedge counterparty(ies)’ estimated profit or the hedging costs relating to the notes. In addition, any price at which you may sell the notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate was used. Moreover, if the agent is making a market for the notes, any secondary market price will be based on the agent’s valuation of the notes, which may differ from (and may be lower than) the valuation that we would determine for the notes at that time based on the methodology by which we determined the initial estimated value range set forth on the cover page of this pricing supplement.

For a limited period of time after the original issue date, the agent or RBCCM may purchase the notes at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph. However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your notes is expected to decline.

The Initial Estimated Value Of The Notes Is Only An Estimate, Calculated As Of The Time The Terms Of The Notes Are Set.

The initial estimated value of the notes is based on the value of our obligation to make the payments on the notes, together with the mid-market value of the derivative embedded in the terms of the notes. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in the basket components, interest rates and volatility, and the expected term of the notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities, including the agent in connection with determining any secondary market price for the notes, may value the notes or similar notes at a price that is significantly different than we do.

The value of the notes at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the notes.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by the then-current value of each basket component, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the notes: performance of the basket components; interest rates; volatility of the basket components; correlation among the basket components; the exchange rates between the U.S. dollar and any non-U.S. currencies in which the securities included in the basket components trade; time remaining to maturity; and dividend yields on the securities included in the basket components. When we refer to the “value” of your note, we mean the value you could receive for your note if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

offset some or all of any change in the value of the notes attributable to another factor, such as a change in the values of the basket components. Because numerous factors are expected to affect the value of the notes, changes in the values of the basket components may not result in a comparable change in the value of the notes.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. RBCCM, which is our affiliate, will be the calculation agent for the notes. As calculation agent, RBCCM will determine any values of the basket components and make any other determinations necessary to calculate any payments on the notes. In making these determinations, RBCCM may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events,” “—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that RBCCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and RBCCM’s determinations as calculation agent may adversely affect your return on the notes.

•	The estimated value of the notes was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the values of the basket components.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the basket components may adversely affect the values of the basket components.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the notes to you.

Risks Relating To The Basket Components

The Notes Are Subject To Risks Relating To Non-U.S. Securities Markets With Respect To The SX5E Index, The TPX Index And The UKX Index.

The equity securities composing the SX5E Index, the TPX Index and the UKX Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in notes linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Notes Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Non-U.S. Currencies In Which The Securities Composing The SX5E Index, The TPX Index And The UKX Index Trade.

The SX5E Index is composed of non-U.S. securities denominated in euros, the TPX Index is composed of non-U.S. securities denominated in yen and the UKX Index is composed of non-U.S. securities denominated in pounds sterling. Because the values of the SX5E Index, the TPX Index and the UKX Index are also calculated in those respective non-U.S. currencies (and not in U.S. dollars), the performance of the SX5E Index, the TPX Index and the UKX Index will not be adjusted for exchange rate fluctuations between the U.S.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

dollar and the applicable non-U.S. currency. In addition, any payments on the notes determined based in part on the performance of the SX5E Index, the TPX Index and the UKX Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. Therefore, holders of the notes will not benefit from any appreciation of those non-U.S. currencies relative to the U.S. dollar.

The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Notes Is Not The Same As Investing In The Basket Components. Investing in the notes is not equivalent to investing in the basket components. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the securities included in each basket component for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the notes, you will not have any voting rights or any other rights that holders of the securities included in the basket components would have.

•	Historical Values Of A Basket Component Should Not Be Taken As An Indication Of The Future Performance Of That Basket Component During The Term Of The Notes.

•	Changes That Affect A Basket Component May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components.

•	We And Our Affiliates Have No Affiliation With Any Basket Component Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent any actual initial component value or the actual maximum return. The hypothetical initial component value of 100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial component value of any basket component. The actual initial component value for each basket component and the actual maximum return are set forth under “Terms of the Notes” above. For historical data regarding the actual closing levels of the basket components, see the historical information set forth below. The payout profile, return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes.

Starting Level:	100.00
Maximum Return:	23% of the face amount per note or $230 per note
Upside Participation Rate:	100%
Hypothetical Initial Component Value:	For each basket component, 100.00

Hypothetical Payout Profile

100% of Basket return, subject
to the maximum return
23.00%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Note Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Basket Return at Maturity
Hypothetical note return
Hypothetical Basket return

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Hypothetical Returns

Hypothetical ending level	Hypothetical basket return	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(1)
200.00	100.00%	$1,230.00	23.00%
175.00	75.00%	$1,230.00	23.00%
150.00	50.00%	$1,230.00	23.00%
140.00	40.00%	$1,230.00	23.00%
130.00	30.00%	$1,230.00	23.00%
123.00	23.00%	$1,230.00	23.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
102.00	2.00%	$1,020.00	2.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the face amount of $1,000.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:

	INDU Index	SX5E Index	TPX Index	UKX Index
Hypothetical initial component value:	100.00	100.00	100.00	100.00
Hypothetical final component value:	108.00	116.00	112.00	104.00
Hypothetical component return:	8.00%	16.00%	12.00%	4.00%

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (25% × 8.00%) + (25% × 16.00%) + (25% × 12.00%) + (25% × 4.00%)] = 110.00

The hypothetical basket return in this example is equal to 10.00%.

Because the hypothetical ending level is greater than the starting level, the maturity payment amount per note would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000 × basket return × upside participation rate

= $1,000 × 10.00% × 100%

= $100.00; and

(ii)	the maximum return of $230.00

On the stated maturity date you would receive $1,100.00 per note.

Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:

	INDU Index	SX5E Index	TPX Index	UKX Index
Hypothetical initial component value:	100.00	100.00	100.00	100.00
Hypothetical final component value:	145.00	140.00	155.00	180.00
Hypothetical component return:	45.00%	40.00%	55.00%	80.00%

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (25% × 45.00%) + (25% × 40.00%) + (25% × 55.00%) + (25% × 80.00%)] = 155.00

The hypothetical basket return in this example is equal to 55.00%.

Because the hypothetical ending level is greater than the starting level, the maturity payment amount per note would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000 × basket return × upside participation rate

= $1,000 × 55.00% × 100%

= $550.00; and

(ii)	the maximum return of $230.00

On the stated maturity date you would receive $1,230.00 per note, which is the maximum maturity payment amount.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Example 3. Maturity payment amount is equal to the face amount:

	INDU Index	SX5E Index	TPX Index	UKX Index
Hypothetical initial component value:	100.00	100.00	100.00	100.00
Hypothetical final component value:	30.00	75.00	40.00	55.00
Hypothetical component return:	-70.00%	-25.00%	-60.00%	-45.00%

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (25% × -70.00%) + (25% × -25.00%) + (25% × -60.00%) + (25% × -45.00%)] = 50.00

The hypothetical basket return in this example is equal to -50.00%.

On the stated maturity date you would receive $1,000.00 per note.

Because the hypothetical ending level is less than the starting level, the maturity payment amount per note would equal the face amount.

This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the value of the Basket declines significantly from the starting level (subject to issuer credit risk).

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Hypothetical Historical Performance of the Basket

The Basket will represent a weighted portfolio of the four basket components, with the return of each basket component having the basket weighting set forth above. For more information regarding the basket components, see the information provided below.

While historical information on the value of the Basket does not exist, the following graph sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2014 to December 27, 2024, assuming that the Basket was constructed on January 1, 2014 with a starting level of 100.00 and that each of the basket components had the applicable basket weighting as of that day. We obtained the closing levels used in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent investigation.

The hypothetical historical Basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the basket return is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

The Dow Jones Industrial Average®

The INDU Index is a price-weighted index that seeks to measure the performance of 30 U.S. blue-chip companies. The INDU Index covers all industries with the exception of the transportation industry group and the utilities sector. For more information about the INDU Index, see “Indices—The Dow Jones Industrial Average®” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the INDU Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the INDU Index for the period from January 1, 2014 to December 27, 2024. The closing level of the INDU Index on December 27, 2024 was 42,992.21.  The historical performance of the INDU Index should not be taken as an indication of the future performance of the INDU Index during the term of the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

The EURO STOXX 50® Index

The SX5E Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the SX5E Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the SX5E Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the SX5E Index for the period from January 1, 2014 to December 27, 2024. The closing level of the SX5E Index on December 27, 2024 was 4,898.88.  The historical performance of the SX5E Index should not be taken as an indication of the future performance of the SX5E Index during the term of the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

The TOPIX® Index

The TPX Index is a capped free float-adjusted market capitalization-weighted index of common stocks listed on the Tokyo Stock Exchange covering an extensive portion of the Japanese stock market. For more information about the TPX Index, see “Indices—The TOPIX® Index” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the TPX Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the TPX Index for the period from January 1, 2014 to December 27, 2024. The closing level of the TPX Index on December 27, 2024 was 2,801.68.  The historical performance of the TPX Index should not be taken as an indication of the future performance of the TPX Index during the term of the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

The FTSE® 100 Index

The UKX Index measures the composite price performance of stocks of the 100 largest companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For more information about the UKX Index, see “Indices—The FTSE® 100 Index” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the UKX Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the UKX Index for the period from January 1, 2014 to December 27, 2024. The closing level of the UKX Index on December 27, 2024 was 8,149.78.  The historical performance of the UKX Index should not be taken as an indication of the future performance of the UKX Index during the term of the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

United States Federal Income Tax Considerations

This discussion supplements, and to the extent inconsistent with, supersedes, the sections under “Tax Consequences – United States Taxation” in the accompanying prospectus and under “Certain Income Tax Consequences – United States Taxation” in the accompanying prospectus supplement. You should review carefully the section in the accompanying product supplement entitled “United States Federal Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Basket. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

We intend to treat the notes for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Tax Considerations—U.S. Holders” in the accompanying product supplement. In the opinion of our counsel, which is based on current market conditions, this treatment of the notes is reasonable under current law. Assuming this treatment is respected, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes during the year. Upon a taxable disposition of a note, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the notes. You generally must treat any income realized as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from RBCCM at 1-877-688-2301.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the notes.

Non-U.S. holders. If you are a non-U.S. holder, please also read the section entitled “United States Federal Tax Considerations—Non-U.S. Holders” in the accompanying product supplement.

As discussed under “United States Federal Tax Considerations—Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an Internal Revenue Service (the “IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due October 4, 2027

Validity of the Securities

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the notes offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024.

Terms Incorporated in the Master Note

All terms of the securities included in this pricing supplement and the relevant terms included in the section entitled “General Terms of The Notes” in the accompanying product supplement, as modified by this pricing supplement, if applicable, are incorporated into the master note.